EXHIBIT (10)(n)

AMENDMENT TO THE
STOCK UNIT PLAN FOR DIRECTORS OF
THE EMPIRE DISTRICT ELECTRIC COMPANY

The Stock Unit Plan for Directors of The Empire District Electric Company (the “Plan”) is amended in the following respects:

1.     Section 8 of the Plan is amended to insert the following new subsection (i):

“(i)          Effective upon and subject to the occurrence of the Merger (as defined below), each Stock Unit credited to an Account that is outstanding immediately prior to the Effective Time (as defined below) shall be cancelled and converted, as of the Effective Time, into the right to receive payment on the Payment Date of an amount in cash equal to the Merger Consideration (as defined below), together with interest on such amount at the “U.S. Prime Rate” as quoted by the Wall Street Journal in effect at the Effective Time for the period, if any, from the Effective Time until the Payment Date.  For purposes of this Section 8(i), the terms “Merger”, “Effective Time” and “Merger Consideration” shall have the meanings given to them under the Agreement and Plan of Merger, dated February 9, 2016, by and among the Company, Liberty Utilities (Central) Co. and Liberty Sub Corp.”

2.     Except as set forth above, the Plan shall remain in effect in accordance with its terms.